Exhibit 99.1
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[TEXAS PACIFIC GROUP -- LOGO OMITTED]


                                 July 14, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


         This letter confirms that Richard A. Ekleberry, James J. O'Brien and John E. Viola and authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.


                                                      Very truly yours.

                                                      /s/ William S. Price III

                                                      William S. Price III